EXHIBIT 99.4

Second Home Market

Demographic and Societal Trends Converge to
Create Significant Long-Term Demand Growth

By: Jeanette I. Rice
Vice President, Market Research
Crescent Real Estate Equities, Ltd.

     Moving into my new house in Fort Worth, Texas, I found my new next door neighbors gone. The ones on the right AND the ones on the left. Shortly thereafter I discovered that Mary Margaret and John had been enjoying cooler mountain air at their second home near Beaver Creek, Colorado. My other neighbors, Gayla and Rufus, had been out visiting their horses stabled at their weekend ranch near Decatur, Texas.

     An anomaly in my neighborhood? No. Second home ownership is one of the fastest growing sectors in the real estate industry and one set to rise dramatically over the next decade due to the confluence of very powerful demographic, socio-economic, and cultural trends in American society.

     Many different types of people buy second homes, but the target market is composed of higher-income young retirees and particularly Baby Boomer households. Baby Boomers, who total 79 million Americans, have reached or soon will reach the stage in their life that they have the time, financial means, and lifestyle orientation to buy second homes. Additionally, technology, greater work flexibility, investment potential, and a desire to have gathering places to bring extended families together combine to make second home ownership increasingly attractive.

Sidebar — Second Home Defined

     A second home is a residential property which, at least initially, is not a family’s primary residence. (Some homes may subsequently become the primary home for retirees, self-employed, or telecommuters.) The homes are purchased typically for the owner’s enjoyment, although homes may also be used for partial investment purposes. Properties range from very modest seasonal structures to very spacious multi-million dollar estates. Second homes may be found in highly amenitized resort communities or on properties with no shared facilities. They are typically non-urban, although a small percentage can be found in cities.

     A variety of terms are used to represent this product including second homes, third homes, vacation homes, weekend homes, recreational residential properties, and resort residential properties. Moreover, second homes often have regional terms such as cabins, cottages, lake houses, ranchettes, and country estates. For simplicity, this article uses the term “second home” to refer to all properties.

Whatever the Count, Inventory Is Rising Significantly

     Second-home supply numbers vary greatly, but all supply statistics agree that the inventory of second homes in the U.S. and the number of second home owners are both rising significantly.

     The Census Bureau’s third quarter 2004 “Housing Vacancies and Homeownership” survey shows 3.7 million “seasonal” homes in the U.S. or 3% of all housing units. While this figure undercounts the second home inventory, it does show a notable inventory increase since 1990 of 27% compared to the 15% rise in total housing inventory.

     The National Association of Realtors (NAR) estimated that there were about 6.6 million second homes in the U.S. in 2003. This inventory calculation is based on 2000 Census statistics showing 9.2 million homes that are held by non-resident owners and on the organization’s estimate of the percentage of these used as second homes rather than only investment purposes.

     A third statistic used to gauge supply is the Census Bureau’s estimate of second home ownership. The 2000 Census revealed that 6.4 million households owned a second home in 1999.

     Second homes are found everywhere in the U.S., and all 50 states have at least one county where 20% or more of the homes are second homes. Many popular second home locations are running into land development issues that will future curtail development. Environmental concerns, stricter regulations, anti-development attitudes, paucity of private land, and other issues will continue to create significant challenges and increase costs for second home development.

     Challenges aside, American Demographics researchers projected in 2003 that the number of U.S. households owning second homes would rise from the 2000 estimate of 6.4 million to 10 million by the end of the decade, a phenomenal 56% increase. Even with that increase, second home demand, coupled with limited availability in desired locations may create local inventory shortfalls and sellers’ markets.

High Appreciation and Rising Sales Volume Point to Higher Demand

     Actual statistics on second home demand are even more illusive than supply figures; basically, demand figures do not exist. But NAR’s data on second home sales and median prices, clearly confirm that demand is both rising and outstripping supply.

     NAR statistics indicate that 6% of all annual home sales are second homes. Moreover, total second home sales in 2003 set a new record — 445,000. This figure represented a 24% increase from 2001, compared to the 16% increase for all home sales.

	Second Home Sales	Increase from Prior Year

1991	264,000
1999	377,000	43%
2001	359,000	-5%
2003	445,000	24%
Data Source: National Association of Realtors.

     From 1999 to 2003, second home prices rose on average 13% per year. Of course, lower mortgage rates helped to stimulate demand and price escalation. But the price escalation also resulted from rapidly rising demand and demand outpacing supply, especially in many of the country’s “hottest” resort locations.

		Average Annual
	Median Sales Price	Increase from Prior Year
	Second Home	in Table

1995	$115,000
1999	$127,800	2.6%
2001	$162,000	17%
2002	$150,000	-7%
2003	$190-$200,000	27%-33%
Data Source: National Association of Realtors.

     The majority of second homes are owned for the enjoyment of the owner (versus investment purposes). NAR’s 2002 Profile of Second-Home Owners, a survey that is updated biennially, found that most owners or buyers of second homes (51%) own or acquire properties for vacation purposes. The second largest group owns/buys for future retirement (and in the intervening years uses the property periodically for weekends and vacations).

Baby Boomers Are Reaching Pre-Retirement Age In Large Numbers

     Baby Boomers remain the most important generation in American society today, especially for the second home market. Today’s 79 million Baby Boomers, born in the 18 years following World War II (1946 to 1964) are now 40 through 58 years old. This group remains the largest generation in the U.S. (28% of the total population) and continues to drive American economics, society, and culture.

     For the older Baby Boomers already in their 50s, many can see their heavy financial obligations in the rearview mirror. Mortgages are being paid down or paid off, and expenses associated with child-raising and education are disappearing. Many empty nesters also downsize their primary residence, freeing up capital and reducing household expenses, thereby providing more financial power for acquiring second homes.

     Not only do these older Baby Boomers have more disposable income, but most have more “disposable time” with the children grown and with less focus needed on career building. NAR’s 2002 second home ownership survey found that 84% of second home owners had no children younger than 18 years.

     Most of the older Baby Boomers are still working (and at their peak earning years), but many are beginning to think about “pre-retirement” and retirement. In contrast to their parents, Baby Boomers will not just work until they are honored with their gold watch and then retire and play golf. For a large number of Baby Boomers, “pre-retirement” will be an important stage in their lifecycle. They will continue to work part-time or full-time, in existing or new positions, perhaps taking extended vacations or creating various other flexible alternative work situations before fully retiring.

     The rate at which Baby Boomers will retire or move into a pre-retirement work structure cannot be predicted. The health of the economy and stock market, national social security policies, and other factors will determine if Baby Boomers will tend to retire early or later. Baby Boom lifestyle characteristics favor early retirement. Yet, economic considerations will likely keep most Baby Boomers in the workforce until traditional retirement age or later.

     Younger Baby Boomers, those under 50, typically still have up to a decade to go before they are free from the college tuition and heavy mortgage commitment of their primary residence. These younger Baby Boom families represent a target market today for lower-end second homes along with timeshares, fractionals, and vacation rentals — the “starter market” for second homes. Younger Baby Boomers also represent the primary market for higher end second homes in 5 to 10 years time.

Baby Boomers Are in Their Peak Earning Years and Over 20% of Baby Boom Households Have Incomes Greater Than $100,000

     Not only do many Baby Boomers aspire to have second homes, they are affluent enough to. Second home ownership is open to a wide range of income levels; families need not be rich. NAR’s 2002 Profile of Second-Home Owners noted that 68% of second home buyers have household incomes less than $100,000. Yet, the higher the income, the greater the financial flexibility for second home acquisitions, and among the generations, Baby Boomers have the highest percentage and number of households that can afford a second home.

     Data from the Census Bureau’s annual “Current Population Surveys” of household income confirm three related demographic facts related to Baby Boom household income.

     First, Baby Boomers are in their peak earning years and have the highest income levels of all age groups. As shown on the chart below, 24% of households headed by an individual aged 45 to 54 (the core Baby Boom years) have annual incomes of $100,000 or more, the highest percentage of any age cohort and well above the 15% for all households. In the next younger cohort (35 to 44, which includes Baby Boomers), 19% of the households headed are in the $100,000+ income category.

     Second, Baby Boomers represent the greatest percentage of households with high incomes. One-third (32%) of all households that have annual incomes of $100,000 or more are aged 44 to 54. Over 78% of households with incomes at or greater than $100,000 are aged 35 to 64 years.

     Third, and most important, the largest number of affluent households is represented by Baby Boom households. There are 5.5 million $100,000+ income households headed by a 45 to 54 year old Baby Boomer (out of 16.9 million total $100,000+ households in the U.S.). Additionally, the U.S. has 13.2 million households from age 35 to 64 making $100,000+ annually.

Baby Boomers Are Coming Into Their Peak Years For Other Sources Of Wealth

     The financial means to acquire second homes also comes from savings, from non-salary income (such as income from investments and the sale of businesses and partnerships), and from intergenerational wealth transfer. Typically these all peak during the decade prior to retirement and in the early retirement years – exactly where Baby Boomers are now or will be shortly.

     The most important of these sources of income for second home demand is the intergenerational wealth transfer or inheritance. It is the most important not only for the size of the total wealth transfer, but also for the fact that the amounts are usually in lump sums.

     Baby Boomers will receive billions and quite possibly trillions in inheritances over the next 15 to 20 years. The most cited figure of expected Baby Boomer inheritances is $7.2 trillion based on research conducted by Professor Paul Schervish, Director of the Institute for Social Welfare Research at Boston College. (The figure was first published in 1999 and confirmed in 2003.) Other estimates of expected inheritances vary widely. The value decline of stock equities in investment portfolios of the Baby Boomer parents may have greatly reduced the overall inheritance potential. Added to this is the fact that parents are living longer.

     But even if the total is lower, American Demographics concludes that at least $1 trillion will end up in the hands of Baby Boomers over this decade alone. The estimate for 2003 “bequeathable wealth” was about $230 billion. Of this, Boomers should have received about 70% or $161 billion.

     The reality is that most of the 79 million Baby Boomers will not inherit anything the amounts will be so small as to not make a significant difference to household spending. American Demographics’ concludes that only about 7% of the Baby Boom population will inherit money, and then typically less than $25,000.

     Yet in the small, but important minority, the inheritance will be significant. American Demographics also calculated that 1.6% of the heirs in 1998 received more than $100,000. These are the bequests that can represent the money needed to make a second home purchase or tip a fence-sitter to go ahead on a previously considered acquisition.

The Baby Boom Generation Represents An Unprecedented Group Of Americans That Enjoy Life

     Members of the Baby Boom generation have spent their lives thus far spending their money to enjoy life and youthful living in contrast to their more socially, fiscally, and physically conservative parents. All signs point for a continuation of this behavior, especially now that Baby Boomers have reached or are getting to the point in their lifecycle that they can refocus their time and money on themselves after raising their families. Second home ownership fits well with the Baby Boom culture.

     While socio-economic differences abound within the Baby Boom generation, as a whole, it is fair to say that this generation has been more focused on itself than other generations. Baby Boomers have often been referred to as the “Me Generation.” Other terms used to define the generation -include self indulgent, optimistic, youthful (and in denial about ageing!) – also provide a strong cultural basis for second home ownership where financial means permit.

Second Homes Provide Gathering Places for Dispersed Extended Families

     From the time that wealthy New York families built the great summer mansions along the New England shores in the 1800s, second homes have been used to bring extended families together. The difference today is that families are more geographically dispersed than in any previous generation, and travel has become a commodity, not just the privilege of the rich..

     2PWithin the Baby Boom generation, geographic mobility during their career building years became much more common than in previous generations, especially among higher-income families. This results in extended families spread out across the U.S. — for example, parents in New York City, a sister and family in Denver, a brother and family in Fort Worth, another brother and family in Maine. To counteract this geographic dispersity, family reunions are surging, and second homes provide a desirable gathering spot for multi-generational extended families.

     Second homes are also gathering spots for grandparents and grandchildren to enjoy unique time together. With Baby Boomers rapidly becoming grandparents, this trend will increase.

Recreational Opportunities Remain Very Attractive in American Culture

     Most of the traditional reasons why American families have bought second homes over the decades prevail in the 21st century. People want to escape the cities as well as the routine of their everyday lives. They desire the out-of-doors, water, and nature. Families enjoy cool weather in the summer and warm weather in the winter. Second home owners typically want the flexibility and privacy of having their own property, although some trade sole ownership for shared ownership to take advantage of community amenities and lower-cost entry into upscale communities.

     American culture today places a tremendous emphasis on recreation — often very active recreation - and this cultural prerogative serves to increase the appeal of second homes, especially homes located in communities with well-developed recreational opportunities.

     Active recreation is especially valued among upper middle income and Baby Boom families. Baby Boomers are the most active, healthiest, and “youngest” middle-age generation in American history, and many Boomers now live by the motto: “Life begins at 50!” For younger Baby Boomers, there is also a great appreciation for the child-raising philosophy that “families that play together, stay together.”

     And since many second home properties are also places for multi-generational gatherings, the most desirable second homes are often those with a wide array of recreational opportunities — ones that have appeal to children, grandparents, and even great-grandparents.

     NAR’s 2002 survey of second home owners found that water-related activities led the list of preferred leisure activities.

		Second Home
Percent of Owners	All Second	Owners in
That Prefer These Leisure	Home	Resort/Recreation
Activities	Owners	Areas

Beach, Lake, Water Sports	54	69
Hunting, Fishing	37	36
Boating	36	44
Winter Recreation	20	21
Golf	19	21
Biking, Hiking, Horseback Riding	15	16
Tennis	4	4
Other Activities	19	12

The Best of Both Worlds — Second Homes Are Increasingly Serve As Workplaces

     Conducting office paperwork in the morning with breathtaking views of the mountains, a break in the afternoon for a swim in the lake, returning e-mails in the late afternoon from the veranda overlooking the forest. Increasing work flexibility may be the most important trend behind the rising appeal and demand of second home ownership.

     Technological advancement (cellular phones, Blackberries, laptops, other electronic gadgets, nearly ubiquitous internet access), combined with workplace culture and employment structure are creating interesting alternatives to the traditional workplace. It is becoming increasingly easy and common for mid-level and senior staff to telecommute for short-term periods.

     Changes in technology and workplace culture also allow a small but ever increasing minority to work away from the traditional office on a permanent or near-permanent basis. Additionally, consultants and other self-employed individuals are finding that they need not reside in urban areas. This trend not only increases the value and demand for second homes as truly second homes, but also increases the attractiveness of homes in traditional second home locations to be used as the primary homes. In the past, the primary home shift was not unusual after retirement, but now it is becoming more prevalent before retirement.

     Typically, after households convert their second homes into their primary residences – before or after retirement – they sell their former primary residence in the city. In a reverse trend, many households will still want or need a place to stay in the city for business activities and social events, creating a new demand source for urban condos.

As An Added Bonus, Second Homes May Also Provide Investment Potential

     Most people buy and own second homes for their own use and enjoyment. But demand is also shaped by the current and expected value of the property for investment. For a significant minority of buyers and owners, investment potential — for oneself or one’s children and grandchildren — is the principal motivation to own or buy. Investment opportunity often helps rationalize the decision to buy. The rental cash flow from leasing one’s second home also helps defray mortgage and operating expenses.

     Investment in a second home is represented by cash flow and by equity appreciation. A minority of owners (15% according to NAR) leases their properties on a regular or irregular basis and thereby obtains rental income. Many (perhaps most) seek to cover some of their expenses rather than rent for significant cash flow. Obviously, the same factors that are stimulating increased demand for purchasing second homes are also creating a growing second home rental pool – giving the minority of owners and buyers that do rent their properties better rental prospects and pricing power.

     Equity appreciation represents the other form of investment potential. Whether the owner gains directly when they sell the property or as the property is inherited by family members, appreciation remains a powerful motivation. In the past few years, second homes have experienced attractive equity gains. For example, NAR found a 53% increase in the median sales price from 1999 to 2003 ($127,800 to about $195,000), or an average annual rate of 13% in the past four years.

     Another confirmation of the price appreciation of second homes comes from a May 2004 article by EscapeHomes, one of the leading operators and information sources of the second home industry. EscapeHomes reported that beach properties in the country’s favorite vacation spots (including Galveston, the Outer Banks of North Carolina, Virginia Beach, Florida’s Gulf Coast, Cape May, New Jersey, Cape Cod, and Bar Harbor) also found high appreciation in second homes in recent years, with average annual gains ranging from 7% to 20%.

     Over the past four years, real estate in all forms has proven to be a better investment vehicle than most of the usual alternatives. As a consequence, more personal capital has been directed towards real estate, including second homes.

     Going forward, on the downside, the stronger stock market is likely to divert some investment interest in second homes. Also, the higher interest rate environment will have a negative impact on second home buying, especially at the lower end of the price spectrum. The upper end will be less impacted. Many second homes are purchased from proceeds from the owners’ primary home (one out of five according to NAR) or previously owned second homes. And in the aggregate market, rising demand will be a more powerful positive force offsetting higher mortgage rates.

     Note that the “Taxpayer Relief Act of 1997” which changed the capital gains rules was particularly beneficial for the second home market. In short, it allowed home owners to sell their primary residence and downsize their homes without tax penalty. This tax liberalization will become even more powerful as Baby Boomers reach retirement in large numbers.

Majority of Second Homes Are Located Within Three Hour Drive of the Owner’s Primary Residence

     Four themes shape the geography of second home demand. The first is proximity to primary residence. The majority of second homes, especially less expensive homes and ones owned by working-age families, are located within a two- or three-hour drive of the owner’s primary residence. The 2002 NAR survey found that the median distance of a second home was 185 miles, with one-third more than 500 miles from the primary residence and another third less than 100 miles. Proximity lowers transportation costs, increases usage potential, and dovetails with the cultural trend of taking shorter vacations and more long weekends.

     Second, not surprisingly, second home owners typically want to be close to outdoor recreational features. The 2002 NAR study found that 76% want to be near water (ocean, river, or lake) and 38% want to be close to mountains or other natural attractions. It is not surprising then that EscapeHomes’ list of hottest destinations includes six beach and four mountain locales. Note, however, that although most second homes (81%) are located in a rural or resort/recreational area, there is a growing trend towards having a second home urban condo for cultural enjoyment or business purposes. And, of course, retirees have for decades been buying second homes in metropolitan areas, like Phoenix and West Palm Beach for seasonal use.

     Third, a significant portion of second home buyers choose locations for favorable weather attributes, especially warm weather in the winter. Locations with cooler weather in the summer are rising in popularity for the rapidly growing Southern U.S. population.

     It’s not surprising that the five most popular states for the location of second homes by out-of-state buyers include Florida, California, and North Carolina, all with warm climates. California and North Carolina also offer cooler mountain climates among other locational attractions. The other two states are Wisconsin and Michigan, which are popular mostly as summer getaways for families in neighboring states. Maine has the highest percentage of homes that are second homes.

     Familiarity is a fourth aspect to the geography of demand. Most second home buyers have vacationed in their area prior to making a first acquisition. Many have owned second homes in the area prior to making a subsequent second home acquisition.

EscapeHomes’
Hottest Second Home Destinations:

Alpine Lake, WV

Hilton Head, SC

Vail, CO

Naples, FL

Galveston Island, TX

White Mountains, AZ

Jackson Hole, WY

Hamptons, NY

Nantucket, MA

Long Beach Island, NJ

     Jeanette I. Rice is Vice President, Market Research for Fort Worth, Texas-based Crescent Real Estate Equities, Ltd. Crescent is involved in upscale second home resort developments primarily in Colorado, Arizona, and California through its interests in two significant residential development corporations Crescent Resort Development, Inc., a partnership with East West Partners, and Desert Mountain Development Corporation.